0789JEMP.EJG                                                EXHIBIT 2(c)

6/14/94



                         REAL ESTATE PURCHASE AGREEMENT


                           dated as of June 15, 1994


                                    between


                               EJG REALTY, L.L.C.


                                      and


                    JOSEPH M. GANTZ AND ELAINE GANTZ BERMAN


                                      and


                   RUBBERMAID INCORPORATED, AND ACQUICO, INC.





      THE RUBBERMAID COMMON SHARES TO BE ISSUED PURSUANT TO THIS REAL ESTATE PURCHASE AGREEMENT ARE "SECURITIES" UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.


      IN MAKING THE INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


      THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

0789JEMP.EJG

6/14/94


                         REAL ESTATE PURCHASE AGREEMENT
                         ------------------------------

   This Real Estate Purchase Agreement (the "Agreement") dated as of

                             , 1994, by and among:
- ----------------------------

       A. EJG Realty, L.L.C., a North Carolina limited liability company ("Owner").


       B.    The members of EJG Realty, L.L.C., namely:


           1.    Joseph M. Gantz;

           2.    Elaine Gantz Berman.


collectively referred to as the "Members."


       C.    The Owner and Members collectively referred to as "Sellers."


       D. Acquico, Inc., a Delaware corporation, and a wholly owned subsidiary of Rubbermaid Incorporated ("Acquico").


       E.    Rubbermaid Incorporated, an Ohio corporation ("Rubbermaid").


Acquico and Rubbermaid collectively referred to as "Buyer."


                                    RECITALS


       A. Owner is the owner of certain real property used for a manufacturing and warehouse facility located at U.S. Highway 64, Robersonville, North Carolina. The real property is occupied and used as one facility.


       B. Buyer desires to purchase from Owner and Owner desires to sell to Buyer the assets as set forth herein.


       C. Buyer and others contemporaneous with this transaction are also under agreement to transfer and to acquire certain other real estate and all of the issued and outstanding stock of Empire Brushes, Inc., and National Brush Company (collectively the "Empire Group"). The parties acknowledge and agree that all of these transactions are interdependent upon one another and that the obligations of Buyer and Sellers as contained in this Agreement are contingent upon all transactions being consummated as contemplated herein and therein.


     D. Now, therefore, in consideration of the mutual promises and conditions hereinafter set forth, the parties covenant and agree as follows:


                                   ARTICLE 1
                                   ---------
                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

     1.1 PURCHASED ASSETS. Subject to the terms and conditions set forth in this Agreement, Owner shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Owner, all right, title and interest in and to all of the assets and properties of every kind and description (except for the Excluded Assets as defined in Section 1.2 hereof) owned, held, used or claimed by Owner relating to the real property located at U.S. Highway 64, Robersonville, North Carolina (collectively the "Purchased Assets"), including, by way of example but without limitation, the following:


           (a) The real property known as U.S. Highway 64, Robersonville, North Carolina, described in SCHEDULE 1.1(a) attached hereto, together with all buildings, improvements, appurtenances and fixtures thereto (the "Real Property"), free and clear of all liens and encumbrances except the Permitted Encumbrances as set forth in SCHEDULE 1.1(a). The Real Property described on SCHEDULE 1.1(a) constitutes all of the Real Property owned by Seller used in conjunction with the business carried on at such location by Empire Brushes, Inc.; and in the event it is later discovered that Seller owns additional property at such location, Seller shall convey such property to Buyer without the payment of additional consideration.


           (b) All information pertaining to the Real Property, including all plans, blueprints, surveys, "as built" drawings, mechanical schematics, environmental audit reports, soil bearing analysis reports, and any and all other information relating to the Real Property or the structures located thereon ("Operating Information").


           (c) All of Owner's interest in the real estate leases described on SCHEDULE 1.1(c) ("Real Estate Leases"). Copies of all of the Real Estate Leases have been delivered to Buyer.


           (d) All of Owner's interest as listed on SCHEDULE 1.1(d) in contract rights, options, intangible personal property, or such other agreements or contracts relating to the Real Property, property adjacent to the Real Property, or property or contract rights used, or to be used, in the present or future operation of the Purchased Assets ("Contract Rights").


            (e) All personal property including the personal property listed on SCHEDULE 1.1(e), which includes, but is not limited to:


                  (i) All furniture, fixtures, shelving, office supplies, computers, telephone system, and office equipment, and all parts, accessories, tools and supplies owned by Owner pertaining thereto used in connection with the business conducted thereon;


                 (ii) All other machinery, equipment, parts, accessories, tools and supplies owned by Owner used in connection with the business conducted thereon;


                (iii) All other tangible personal property owned by Owner used in connection with the business conducted thereon.


     All of the above collectively referred to as the "Tangible Personal Property."


            (f) The nonexclusive right to commence, maintain, and prosecute any causes of action, claims for damages, suits, and any other choses in action which could be maintained by Sellers, which Buyer may deem necessary as the owner of the Purchased Assets to protect its interests therein.


     1.2 EXCLUDED ASSETS. Notwithstanding Section 1.1 hereof, the Purchased Assets shall not include the following (collectively the "Excluded Assets"):


            (a)   Cash;


            (b)   Accounts receivable and records pertaining thereto;


            (c)   Bank accounts of Owner;


            (d)   Books, records and financial data of Owner;


            (e) All refunds due Owner from any prepaid insurance contracts, any outstanding letters of credit or other items representing outstanding cash.

     1.3 REAL ESTATE TITLE INSURANCE. Owner shall pay the cost of an ALTA Owner's Policy of Title Insurance covering the Real Property in a principal insurance amount equal to the purchase price. Buyer shall pay for an ALTA/ACSM land title survey of the Real Property. Buyer shall make all arrangements to obtain the Owner's Policy of Title Insurance from a title company acceptable to it and the land title survey from a surveying firm acceptable to it. Said policy shall have deleted therefrom the standard exceptions and shall insure the Real Property to be marketable as required in
Section 1.1(a) subject to Permitted Encumbrances and other exceptions approved by Buyer. In the event any other title defect shall appear which materially impairs Buyer's intended use of the property, Buyer or Owner shall have the right to extend the Closing Date for up to 30 days in order to permit Owner an opportunity to cure said defect. If Owner is unable to cure the defect within said 30 day period, either party may, at its option, terminate this Agreement provided Buyer's right to so terminate shall be subject to Section 9.24 of the Agreement and Plan of Reorganization or, if this Agreement is not so terminated, proceed to Closing and accept the title subject to the defect without adjustment of the purchase price, in either event. Owner shall pay all costs associated with said title insurance including premiums and title examination costs.


     1.4 ARTICLE 9, LIEN SEARCH. Prior to Closing, Buyer shall obtain a search of the records of the Secretary of State of North Carolina and the Martin County Recorder of all filed financing statements against Owner, if any. Owner shall pay all costs associated with the financing statement lien search.


     1.5 PAYMENT OF CONVEYANCE TAX. Owner shall pay all conveyance taxes or transfer fees applicable to the sale of the real estate.


                                   ARTICLE 2
                                   ---------

                                 PURCHASE PRICE
                                 --------------

     2.1 PURCHASE PRICE. The purchase price for the Purchased Assets shall be estimated at One Million Six Hundred and Fifty Thousand Dollars ($1,650,000) less the indebtedness ("Mortgage Debt") secured by mortgage of the Purchased Assets (the "Purchase Price"). The Purchase Price shall adjusted at the Closing as provided in Section 2.5 hereof, and a portion thereof shall be placed in escrow as provided in Section 13.1 hereof.


     2.2 PAYMENT OF PURCHASE PRICE. The Purchase Price, as adjusted pursuant to Section 2.5 hereof, shall be paid to the Escrow Agent and Owner at Closing as provided in Section 13.1 through the delivery of Rubbermaid $1.00 par value common shares, which are authorized by Rubbermaid's Articles of


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Incorporation (hereinafter "Rubbermaid Common Shares" or "Shares").  The number of Rubbermaid Common Shares to be delivered shall be determined as provided in Section 2.3.


     2.3    DETERMINATION OF NUMBER OF SHARES.


            (a) BASE NUMBER OF SHARES. The base number of Shares ("Base Number of Shares") shall be the quotient rounded to the nearest whole share obtained by dividing the Purchase Price by the average closing sale price of Rubbermaid Common Shares as reported in the Transaction Reporting System operated by the Consolidated Tape Association for the five consecutive Trading Days ending with the Trading Day prior to the date of signing this Agreement.


            (B) ADJUSTMENT TO BASE NUMBER OF SHARES. The number of anticipated Shares prior to Purchase Price adjustments as called for herein ("Anticipated Shares") shall be determined by dividing the Purchase Price by the average closing sale price of Rubbermaid Common Shares as reported in the Transaction Reporting System operated by the Consolidated Tape Association for the ten consecutive Trading Days ending with the third Trading Day prior to the Closing Date; provided, however, that the quotient shall be not greater than 107.5 percent nor less than
     92.5 percent of the Base Number of Shares determined in (a) above.


            (c) FINAL NUMBER OF SHARES. The final number of Shares to be issued to Owner shall be adjusted to reflect all Purchase Price Adjustments as called for herein. The aggregate dollar value of all Purchase Price Adjustments shall be divided by the average closing price of Rubbermaid Common Shares as determined in subsection (b) above. This quotient shall be added to or subtracted from the number of Anticipated Shares, with the resulting number of Shares being deemed the final number of Shares to be issued to Owner.


            (d) ALLOCATION OF SHARES. All of the final Shares shall be issued in the name of Owner.


     2.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, no fractional share of a Rubbermaid Common Share shall be issued as a result of the transactions contemplated by this Agreement. The total number of Shares to be issued to the Owner shall be rounded up or rounded down to the nearest whole Rubbermaid Common Share.


     2.5 ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be adjusted to reflect the required payment or proration as of the close of business on the Closing Date (collectively referred to as "Purchase Price Adjustments"):


            (a)   Conveyance or transfer fees as provided in Section 1.5;


            (b) All costs associated with Title Insurance and lien search as provided in Section 1.3 and 1.4, including but not limited to search fees and policy premiums.


                                   ARTICLE 3
                                   ---------
             ASSUMPTION AND NONASSUMPTION OF CERTAIN LIABILITIES
             ---------------------------------------------------


     3.1 ASSUMPTION OF CERTAIN LIABILITIES. Buyer shall not be obligated to assume, and shall not assume, any of the liabilities and obligations of Owner whether existing as of the Closing Date or asserted thereafter and relating to events that occurred on or before the Closing Date or otherwise, except upon Closing, Buyer shall assume and agree to pay, perform, and discharge the following liabilities and obligations of Owner as of the Closing
Date:


            (a)   Buyer will assume:


                  (i) the obligations of Owner under the Real Estate Leases listed on SCHEDULE 1.1(c);


                 (ii)   the obligations of Owner under the Mortgages listed on
            SCHEDULE 1.1(a) as Permitted Encumbrances;


                (iii) the obligations of Owner under the Contract Rights listed on SCHEDULE 1.1(d);


                 (iv) non-delinquent real estate taxes which are the obligation of the Lessees under the Real Estate Leases.


            (b)   Buyer shall pay:


                  (i)   the costs of registration and listing as set out in
            Section 16.6.


     3.2 BUYER NOT ASSUMING CERTAIN LIABILITIES. Buyer shall assume only those liabilities and obligations of Owner specifically described in Section 3.1.

    Except as to those liabilities and obligations which Buyer assumes under
Section 3.1(a) or pursuant to the Agreement and Plan of Reorganization, Buyer does not expressly, impliedly or by operation of law accept or assume any liability of Owner arising out of or in any way related to the Purchased Assets, the performance of this Agreement or the carrying out of the transactions contemplated by this Agreement.


    Without limiting the generality of the foregoing, Buyer shall not have, and does not assume, except as set forth in the preceding paragraph:


            (a) Any liability regarding the Purchased Assets for income or other taxes, whether local, state or federal, including by way of example, but without limitation, personal taxes, personal property tax or any other tax of whatever nature or description except as set forth at
    Section 3.1(a)(iv).


            (b) Any liability occurring and arising out of the Purchased Asset operations or services provided prior to Closing which liability is the obligation of the Lessee under the Real Estate Leases.


            (c) Any environmental liabilities of Sellers occurring during and arising out of Sellers' ownership of the Purchased Assets. For purposes of this Agreement, "environmental liabilities" shall mean third-party claims and all liabilities under federal, state and local law and regulations arising from the release prior to Closing Date by Sellers of hazardous or toxic materials into the environment as a result of Sellers' operations, including, without limitation, any liability under the Clean Water Act, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA" or "Super Fund"), the Resource Conservation and Recovery Act ("RCRA") and any applicable state and local law ("Environmental Laws"); any liability for contamination by Sellers as of the Closing Date of water, ground or ground water; any liability for the movement or migration after the Closing Date of substances released into the environment by Sellers prior to the Closing Date; and any liability to any persons, including Sellers' past or current employees, for injury, illness, disability or death to the extent caused by releases by Sellers to the environment prior to the Closing Date of toxic or hazardous substances.


            (d) Any general obligations of Sellers including, by way of example, but without limitation, any lawsuit, claim, suit, proceeding, or investigation arising out of the ownership, business or operations of Owner prior to Closing, which obligations are the obligations of the Lessee under the Real Estate Leases.


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
             (e) Any liability or obligation to Sellers' creditors or owners as creditors.


                                   ARTICLE 4
                                   ---------
                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -----------------------------------------

     REPRESENTATIONS AND WARRANTIES OF SELLERS. In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Sellers, jointly and severally, make the following representations, warranties, covenants and agreements, to the best of their knowledge and based on the knowledge of the Empire Group as defined in the Agreement and Plan of Reorganization, each of which shall be deemed to be independently material and relied upon by Buyer regardless of any investigation made or information obtained by Buyer and each of which shall survive the Closing of this Agreement for a period of one year.


     4.1 ORGANIZATION, ETC. EJG Realty, L.L.C. is a limited liability company, duly organized, validly existing and in good standing under the laws of North Carolina, and has all requisite power and authority to own, lease, hold and operate the Purchased Assets, as and where now owned, leased, held, operated or conducted.


     4.2 LOCATION OF OWNER. Owner's chief executive offices are located at U.S. Highway 13 North, Greenville, North Carolina 27835. Owner's registered
agent is                                      .
        --------------------------------------

     4.3 PURCHASED ASSETS. Generally, except as disclosed on SCHEDULE 4.3, Sellers have no interest as owner, lessee or otherwise in any asset used in connection with the business conducted on the Real Property, except the Purchased Assets. Sellers hereby represent, warrant and covenant to and with Buyer that except as set forth in SCHEDULE 4.3:


             (a) Owner has no direct or indirect beneficial interest in any other entity, corporation, partnership, joint venture or other enterprise, which has any claim or interest in the Purchased Assets.


             (b) Sellers have not received any written notice nor have any actual knowledge of any information that there has been any violation of any statute, law, ordinance, or regulation of any governmental entity affecting the Purchased Assets with respect to health, safety and environmental and pollution control, including the disposition of hazardous or toxic waste materials or emissions into the air, soil or water, or any form of contamination, that would have a material adverse effect on the value of the Purchased Assets or the continued operation


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
     and use of the Purchased Assets by the Buyer in the ordinary course of business.


            (c) Owner has good and marketable title to the Purchased Assets, free and clear of all liens, encumbrances, security interests, pledges, equities, claims of others or restrictions whatsoever.


            (d) To the best of Sellers' knowledge and belief, all of the Purchased Assets are now in working condition and subject to occurrences in the ordinary course of business as of the Closing Date will be in working condition with no material defects other than those items to be repaired in the ordinary course of business or identified to Buyer in writing.


     4.4 REAL ESTATE. Except as set forth in Schedule 4.4 or other Schedules, Sellers hereby make the following representations, warranties and covenants to and with Buyer regarding the Real Property:


            (a) Sellers have not received any uncured written notice that the Real Property, as currently used by Sellers, is in material violation of any applicable federal, state or local statute, ordinance, order, requirement, law, rule or regulation (including without limitation, building, zoning or environmental laws) affecting the Real Property that would have a material adverse effect on the value of the Real Property or its continued operation and use in the ordinary course of business now being conducted thereon.


            (b) The zoning of the Real Property permits the presently existing improvements and the conduct and continuation of the business presently being conducted on such Real Property.


            (c) The buildings located on the Real Property are structurally sound and are now in good working condition subject to ordinary wear and tear and repairs to be made in the ordinary course of business. Sellers understand that notwithstanding the foregoing representation, Buyer may engage an engineering consultant to verify the foregoing.


            (d) Owner has good and marketable title to the Real Property, free and clear of all liens, encumbrances, security interests, pledges, equities, claims of others or restrictions whatsoever, except:

                 (i) Zoning and building ordinances and regulations which do not prohibit or restrict the present use of the Real Property;

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
                 (ii) Real estate taxes and assessments, both general and
            special, which may be a lien but are not yet due and payable on the Closing Date;


                 (iii) Easements, covenants, agreements, encumbrances,
            conditions, reservations, restrictions, of record or other exceptions affecting the real estate, if any, which are disclosed on SCHEDULE 1.1(a), and any additional title matters which are approved in writing by Buyer prior to the Closing Date.


                  (iv) The matters set forth in SCHEDULE 4.4.


            (e) No condemnation proceeding is pending or overtly threatened against the real estate.


            (f) No improvement of the Real Property encroaches upon any adjacent real property, and no improvement of any adjacent real property encroaches upon the Real Property.


            (g) No easements, rights-of-way, or other such agreements not of record are necessary to be obtained in order to continue the present use of the Real Property.


     4.5 NO EMPLOYEES. As of the date hereof, the Owner does not have any employees.


     4.6 NO DEFAULT. Except as set out on SCHEDULE 4.6 or other Schedules, Owner is not and, to the best of Owner's knowledge, no tenant of Owner is in monetary default or material non-monetary default or breach of the terms or conditions of any lease, contract, or other agreement or obligation to be assumed by Buyer, including, but not limited to, the Real Estate Leases, and there has not occurred any event which after the giving of notice, or the lapse of time, or both, would constitute such a monetary default or non-monetary material defauit or breach of any of such leases, contracts, assumed obligations, or other agreements.


     All such contracts at Closing will be assignable to Buyer and will be assigned to Buyer as contemplated by this Agreement.

     4.7    AUTHORITY AND APPROVAL.

            (a) Sellers have all requisite power and authority, subject to Federal Trade Commission and Department of Justice approval and except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting enforcement of creditors' rights and equitable considerations which may affect a court's exercise to protect its full power, including its power to order specific performance, to:


              (i)  Enter into this Agreement;


             (ii)  Perform their obligations hereunder;


            (iii)  Consummate the transactions contemplated; and


             (iv) Execute and deliver this Agreement, the general conveyance, assignment and bill of sale, the special warranty deed in the form attached hereto as EXHIBIT A, and such other instruments of sale, assignment or transfer contemplated hereby.


        (b)  Except for matters set out on SCHEDULE 4.7 or other
Schedules, the consummation of the transactions contemplated hereby and the compliance by Sellers with the terms of this Agreement do not and will not conflict with, result in or constitute any of the following:


             (i) A material default or an event that, with notice or lapse of time, or both, would be a material default, breach or violation of Owner's governing documents or any material lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Sellers are a party or by which Sellers or the property of Sellers is bound;


            (ii) An event that would permit any party to terminate any material agreement or to accelerate the maturity of any material indebtedness or other material obligation of Owner; or


           (iii) The creation or imposition of any lien, charge, or encumbrance on any of the Purchased Assets.


        (c) Except for matters set forth in SCHEDULE 4.7 or other Schedules, Owner is not a party to or bound under anv certificate, regulation, mortgage, lien, lease, agreement, contract, instrument, order, judgment, or decree, which materially, adversely affects the Purchased Assets.


        (d) All necessary and appropriate action has been taken by Sellers with respect to the execution and delivery of this Agreement, and this Agreement constitutes a valid and binding obligation of Sellers, as appropriate and enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting enforcement of creditors' rights, and equitable considerations which may affect a court's exercise to protect its full power, including its power to order specific performance.


            (e) Except for matters set forth in SCHEDULE 4.7 or other Schedules, there are no material contracts, commitments, leases, permits or other instruments necessary to hold the Purchased Assets by Owner, as and where now held by Owner, or related to the management of the Purchased Assets, other than those to be transferred to Buyer pursuant to this Agreement.


     4.8 PAYMENT OF TAXES. Owner has paid all taxes owed by Owner for all taxable years of Owner concluded prior to and payable prior to the Closing Date or such taxes are payable by the Lessee under the Real Estate Leases. No federal, state or local tax returns or reports filed by Owner (whether filed prior to, on or after the Closing Date) will result in any taxes, assessments, fees or other governmental charges upon the Purchased Assets or Buyer, whether as transferee of the Owner or otherwise, except for taxes with respect to the Purchased Assets payable without penalty after the Closing.


     4.9 LITIGATION. Except as provided on SCHEDULE 4.9 or other Schedules, there are no claims, actions or proceedings, either administrative or judicial, pending or threatened, other than matters fully covered by insurance subject to normal deductibles, and no adverse orders of any governmental, administrative or regulatory body have been or are about to be issued against or relating to the Purchased Assets or that could have a material adverse effect on or prevent the sale of the Purchased Assets following the Closing Date.


     4.10 MECHANIC'S LIENS. Except as set forth in SCHEDULE 4.10 or other Schedules, Owner has not requested or contracted for any improvement to the Real Property that could result in the filing of a mechanic's lien against the Real Property. At Closing, Owner shall deliver to Buyer an affidavit or other documents satisfactory to the company issuing the title insurance required in
Section 1.3, so as to delete therefrom the standard exception for such liens.


     4.11 COMPLIANCE WITH AGREEMENTS. Seller is in material compliance with all terms and conditions of the agreements listed on SCHEDULE 1.1(d) where such agreements require Seller to take or refrain from taking any action, and Seller has no knowledge that any other party to such agreements has failed to comply with all material terms and conditions imposed on such other party by such agreements.


   4.12     RESERVED.


   4.13 OTHER CONTRACTS. SCHEDULE 4.13 or other Schedules contain a true and complete list of all material contracts and all leases relating to the Purchased Assets to which the Owner is a party, and prior to Closing the Owner will not enter into any contracts or leases relating to the Purchased Assets without the prior written consent of Buyer.


   4.14 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 4.14 or other Schedules, Owner has complied with and is not in material violation of applicable federal, state, or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) affecting the Purchased Assets, including without limitation the Resource Conservation & Recovery Act of 1976, the Comprehensive Environmental Response Compensation & Liability Act of 1980 (and other environmental laws), and the Americans with Disabilities Act of 1990, as all such may be amended, the violation of which would have a material adverse effect on the business of Empire Group.


   4.15 INSURANCE POLICIES. SCHEDULE 4.15 to this Agreement lists all of the insurance policies held by Owner concerning the Purchased Assets. All these policies are in the respective principal amounts set forth in SCHEDULE
4.15. Owner has maintained and now maintain or have caused the Lessee under the Real Estate Leases to maintain (i) insurance on all Purchased Assets of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims and risks against which it is customary to insure. Except as disclosed in SCHEDULE 4.15, there is no monetary breach or default or any material non-monetary default with respect to any provision contained in any policy or binder described in this provision nor has there been any failure to give any notice or present any material claim under any such policy or binder in due or timely fashion. There are no outstanding unpaid premiums, and there are no provisions for retrospective or retroactive premium adjustments except as set out on SCHEDULE 4.15. Finally, since the later of the date the Purchased Assets were acquired by Owner or January 1991, except as disclosed in SCHEDULE 4.15, there have been no instances where there have not been in full force and effect insurance policies providing the types of insurance as described above.


   4.16 REAL ESTATE LEASES. SCHEDULE 1.1(c) discloses all Real Estate Leases with regard to the Real Property in which Owner is the Lessor. No tenant is in arrears in the payment of the rent nor to the best of Sellers' knowledge after diligent inquiry in material default in the performance of the non-monetary terms and conditions of said leases.


   4.17 FOREIGN PERSON. Owner is not a "foreign person" within the meaning of the Foreign Investment in Real Property Tax Act, Internal Revenue Code Section 1445, and Sellers shall deliver at Closing the affidavit required by Treasury Regulation Section 1.1445-2.


   4.18 HAZARDOUS SUBSTANCES. In addition to the representation and warranty set forth in Section 4.14 regarding environmental law, Sellers further represent that except as set out in SCHEDULE 4.18: (i) none of the Purchased Assets are contaminated with any hazardous substance constituting a violation of applicable law; (ii) Owner or Owner's lessee has arranged for the proper disposal of hazardous substance removed from the Real Property through utilization of properly qualified licensed waste disposal transporters and receivers pursuant to all statutory requirements; (iii) Owner has not caused and to the best of their knowledge, there has not occurred the release of any hazardous substance on the Real Property constituting a violation of applicable law; (iv) the Real Property is not subject to any federal, state or local "superfund" lien, proceedings, claim, liability or action; (v) there is no asbestos on the Real Property in violation of applicable law; (vi) there is no underground storage tank on the Real Property; and (vii) by acquiring the Real Property, Buyer will not incur or be subjected to any "superfund" liability for the cleanup, removal or remediation of any hazardous substance from the property or any liability, cost, or expense for the removal of any asbestos or underground storage tank from the property. The terms "hazardous substance," "release" and "removal" as used herein shall have the same meaning and definition as set forth in paragraphs (14), (22) and (23), respectively, of Title 42 U.S.C. Section 9601 provided, however, that the term "hazardous substance" as used herein also shall include "hazardous waste" as defined in paragraph (5) of 42 U.S.C. Section 6903 and "petroleum" as defined in paragraph (8) of 42 U.S.C. Section 6991. The term "superfund" as used herein means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, being Title 42 U.S.C. Section 9601 ET SEQ., as amended, and any similar state statute or local ordinance applicable to tie property, including, without limitation, all rules and regulations promulgated, administered and enforced by any governmental agency or authority pursuant thereto. The term "underground storage tank" as used herein shall have the same meaning and definition as set forth in paragraph (1) of 42 U.S.C. Section 6991.



   4.19 FIRE SYSTEM. Except as set forth on SCHEDULE 4.19, any fire suppression system used in connection with the Purchased Assets is fully operational and in accordance with all design and operation specifications of the system, and has been tested in accordance with all material manufacturer, insurance company, and statutory requirements.


     4.20 OUTSTANDING DEBT. All debt owed by Owner secured by the Purchased Assets is set forth on SCHEDULE 1.1(a). SCHEDULE 4.20 shall set forth the contractual repayment schedule showing separately principal and interest due for all such debt. Owner will pay on the debt only as set forth on the contractual repayment schedule and shall not make any prepayments unless authorized in writing by Buyer.


     4.21 OTHER ASSETS. Except as set forth in SCHEDULE 4.21 or other Schedules, to the best of Sellers' knowledge after diligent inquiry:


            (a) The Owner does not own any tangible personal property which is located on or used in connection with the Real Property other than as set forth on SCHEDULE 1.1(e);


            (b) The Lessees, pursuant to the Real Estate Leases, are required by said Leases to assume and pay all utility services provided to the Real Property covered by the Real Estate Leases and to pay all taxes assessed against the Real Property or any personal property located on the Real Property;


            (c) The Owner is not a party to any leases for tangible personal property, service contracts, or operating agreements pertaining to the Real Property.


     4.22 CONTRACT RIGHTS. The Owner is not in monetary default or in material non-monetary default of any material terms and conditions relating to the Contract Rights as listed on SCHEDULE 1.1(d), and the Contract Rights listed therein will either by operation of law or by assignment inure to the benefit of Buyer.


     4.23 FULL DISCLOSURE. None of the representations and warranties made by Sellers, or made in any certificate, memorandum or scheduled documents provided or furnished or to be furnished by Sellers, or on Sellers' behalf, contain or will contain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading.

                                   ARTICLE 5
                                   ---------
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     REPRESENTATIONS AND WARRANTIES OF BUYER. In order to induce Sellers to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer jointly and severally makes the following representations, warranties, covenants, and agreements, each of which shall be deemed to be independently material and relied upon by Sellers, regardless of any investigation made or information obtained by Sellers and each of which shall survive the Closing of this Agreement for a period of one year.


     5.1 ORGANIZATION. Acquico is, or at time of Closing will be, a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and Rubbermaid is a corporation duly organized and validly existing and in good standing under the laws of the State of Ohio.


     5.2 AUTHORITY. Rubbermaid and Acquico have right, power, legal capacity and authority, subject to Federal Trade Commission and the Department of Justice approval, to enter into and perform their obligations under this Agreement. The execution and delivery of this Agreement, the ancillary agreements, and the performance of the post closing obligations by Rubbermaid and Acquico have been duly authorized by its respective Board of Directors.


     5.3    CAPITALIZATION.


            (a) Rubbermaid is authorized to have outstanding 420,000,000 shares consisting of: (i) 400,000,000 common shares, $1.00 par value, of which: (a) 160,309,500 shares are issued and outstanding as of December 31, 1993, and (b) 47,590 shares are treasury shares; and (ii) 20,000,000 shares are preferred stock without par value, of which no shares are outstanding. All of the outstanding Rubbermaid Common Shares are, and the Rubbermaid Common Shares to be issued in connection with the Reorganization will be, when issued, validly issued, fully paid, and nonassessable.


            (b) Acquico is authorized to have outstanding 1,000 shares consisting of 1,000 common shares, no par value, of which 1,000 shares are issued and outstanding as of the Closing Date.


     5.4 AUTHORIZATION, EXECUTION, AND DELIVERY. Rubbermaid and Acquico have full corporate power and authority to execute and deliver this Agreement and all other agreements or certificates required by the Agreement, to perform their respective obligations hereunder and thereunder, and to consummate the transactions with respect to them and as contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Rubbermaid and Acquico and this Agreement, when executed and delivered by Rubbermaid and Acquico, will be valid and binding obligations of Rubbermaid and Acquico, as appropriate and enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting enforcement of creditors' rights, and equitable considerations which may affect a court's exercise to protect its full powers, including its power to order specific performance.


    5.5 FINANCIAL STATEMENTS. To the best of its knowledge, filings required to be made by Rubbermaid under the Securities Act and Exchange Act have been filed with the SEC and all such filings have complied in all material respects with all applicable requirements of the appropriate Act and the rules and regulations thereunder. Rubbermaid has made available to the Owner complete copies of each report, schedule, registration statement, and definitive proxy statement filed by Rubbermaid with the SEC since January 1, 1991 (as such documents have since the time of their filing been amended) (the "Rubbermaid SEC Reports"). As of their respective dates, the Rubbermaid SEC Reports did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading. The audited consolidated financial statements and unaudited interim financial statements of Rubbermaid included in the Rubbermaid SEC Reports (the "Rubbermaid Financial Statements") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of Rubbermaid as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject in the case of the unaudited interim financial statements to normal recurring audit adjustments.


    5.6 NO MATERIAL ADVERSE CHANGE. Since the date of the filing of Rubbermaid's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, there has been no material change in the condition (financial or others), business, net worth, assets, properties, obligations or liabilities, which in the aggregate or severally have had a material and adverse effect on the business, properties, financial condition or operations of Rubbermaid.


    5.7 FULL DISCLOSURE. None of the representations and warranties made by Rubbermaid or Acquico, or made in any certificate, memorandum or scheduled documents provided or furnished or to be furnished to the Sellers, contains or will contain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading.


     5.8 NONVIOLATION OF LAWS, ORDERS AND AGREEMENTS. The execution and delivery of this Agreement and the other agreements provided for herein, the performance of their obligations thereunder, and the consummation of the transactions provided for therein, will not result in the violation of any judgment, order, decree, and, to the best of knowledge of Rubbermaid, any law, statute, ordinance, rule or regulation applicable to Rubbermaid or Acquico, or their respective properties, or conflict with or constitute a default under any of the terms of their respective Articles of Incorporation or By-Laws or any provision of any agreement or instrument to which either Rubbermaid or Acquico is a party or by which either of them is bound.


     5.9 CONSENTS AND APPROVALS. Rubbermaid and Acquico are not required to obtain the authorization, approval or consent of, or to give notification to, any person or governmental authority or agency in order to consummate this transaction, other than the filing under Hart-Scott-Rodino with the Federal Trade Commission and the Antitrust Division of the Department of Justice.


                                   ARTICLE 6
                                   ---------
                      SELLERS' OBLIGATIONS BEFORE CLOSING
                      -----------------------------------

     Sellers covenant that from the date of this Agreement until Closing:


     6.1 ACCESS TO INFORMATION. Buyer and its counsel, accountants, and other representatives shall have full access during normal business hours upon reasonable notice to all properties, books, accounts, records, contracts, and documents of Owner relating to the Purchased Assets. Owner shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the Purchased Assets of Owner that may reasonably be requested.


     6.2 NO CHANGE IN REAL ESTATE. Except as set forth in the Schedules and except for transactions in the ordinary course of business:


            (a) Owner will not create any lien or encumbrance and will not enter into any contract or transaction regarding the Real Property without the written consent of Buyer;


            (b) With respect to the Real Property, Owner will not modify, amend, cancel, or terminate any of its existing contracts or agreements, or agree to any of those acts.

     6.3 INSURANCE. Owner, at its sole expense, will, or cause the Lessee under the Real Estate Leases to continue to carry existing insurance on the Purchased Assets. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties which, at the date of this Agreement, Owner or its said Lessee carries on the Purchased Assets shall be increased by such amount or amounts as Buyer shall specify.


     6.4 CONSENTS. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Sellers will obtain written consent of all persons necessary to authorize this Agreement and will furnish to Buyer executed copies of these consents.


     6.5 ACCESS FOR ENVIRONMENTAL AND STRUCTURAL TESTING. Buyer shall have the right, but not the obligation, at its sole cost and expense, upon reasonable prior notice, to cause such investigations and tests to be made as it deems necessary to determine whether there has been any soil, surface water, ground water or air space contamination on or under the property.
Buyer shall also have the right, but not the obligation, at its sole cost and expense, upon reasonable prior notice, to cause such investigations and tests to be made as it deems necessary to determine the structural soundness and general condition of the buildings on the Real Property. Owner shall provide reasonable assistance to any engineering company or others ("Consultants") selected by Buyer reasonably acceptable to Sellers to do environmental and structural testing of the property, and Owner shall provide such Consultants access to pertinent records and documents. Owner authorizes Buyer and/or any Consultants to contact governmental agencies regarding the property. No inspection conducted by Buyer or its Consultants shall relieve Sellers of any liability imposed pursuant to this or any other section of this Agreement. Rubbermaid shall indemnify, defend and hold harmless Empire Group from any liability, obligation, damage, cost or expense in connection with or in any way attributable to such investigation and tests, and Rubbermaid will, prior to entry upon the premises, furnish appropriate insurance coverages for Sellers and Empire Group, and Rubbermaid will restore the premises to their prior condition promptly after such tests. The parties shall enter into a Confidentiality and Access Agreement Regarding Environmental Investigation in the form attached hereto as EXHIBIT B, and all investigation, inquiry and testing shall be governed thereby.


     6.6 PRIOR TITLE INSURANCE POLICIES. Owner shall provide prior to Closing copies of all ALTA Owner's Policies of Title Insurance, land title surveys, and other surveys and plats relating to the Real Property in their possession.

                                   ARTICLE 7
                                   ---------
                       BUYER'S OBLIGATIONS BEFORE CLOSING
                       ----------------------------------

     7.1 CONFIDENTIALITY. Buyer agrees that, unless and until the Closing has been consummated, Buyer and its officers, directors, and other representatives will hold in strict confidence and will not use to the detriment of Sellers any data and information obtained in connection with this transaction or Agreement, with respect to the Purchased Assets; and if the transactions contemplated by this Agreement are not consummated, Buyer will return to Sellers all this data and information that Sellers may reasonably request, including but not limited to worksheets, test reports, manuals, lists, memoranda, and other documents prepared by or made available to Buyer in connection with this transaction. The provisions of this Section will survive any termination of this Agreement or failure to consummate the transactions contemplated by this Agreement.


                                   ARTICLE 8
                                   ---------
                  CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE
                  -------------------------------------------

     The obligations of Buyer to purchase the Purchased Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 8. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies pursuant to this Agreement, if Sellers shall be in material default of any of its representations, warranties, or covenants under this Agreement.


     8.1 RELATED TRANSACTIONS. The consummation of the Agreement and Plan of Reorganization ("Plan of Reorganization") entered into on the_______ day of June, 1994, by and between Rubbermaid Incorporated, Acquico, Inc., Empire Brushes, Inc., National Brush Company, Jack Gantz Irrevocable Trust No. 2, Sarita Gantz Irrevocable Trust No. 3, Sarita Gantz Revocable Trust; the consummation of the Real Estate Purchase Agreements by and among Acquico and Rubbermaid, and Sellers as defined in the Plan of Reorganization.


     8.2 SELLERS' COMPLIANCE. Subject to Section 9.24 of the Agreement and Plan of Reorganization, Sellers shall have substantially complied with and performed all of the terms, covenants and conditions of this Agreement to be complied with and performed by Sellers on or before the Closing Date and shall certify that fact to Buyer.


     8.3 AUTHORITY. Proper action shall have been taken by Sellers authorizing the execution and performance of this Agreement.

    8.4 NATIONSBANK OF NORTH CAROLINA, N.A. Sellers shall have obtained and provided to Buyer such consents, approvals, and agreements as determined necessary by Buyer from NationsBank of North Carolina, N.A. ("NationsBank") to transfer the Purchased Assets to Buyer and to assure Buyer that no acceleration of the obligations due to NationsBank will occur.


    8.5 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Sellers contained in this Agreement were true when made, and shall be true as of the Closing Date (after giving effect to any changes contemplated or provided for in this Agreement) with the same force and effect as if made at and as at the time of the Closing Date and shall not have constituted a material misrepresentation (as defined in Section 9.24 of the Plan of Reorganization), when aggregated with all other material misrepresentations in the Plan of Reorganization or this Agreement and Sellers shall deliver at Closing a written certification thereof, said certification to be in substantially the form of EXHIBIT C attached hereto.


    8.6 SCHEDULES. Buyer shall have determined in its sole discretion that none of the terms, conditions or affect of the matters set forth or disclosed in the land title survey or title commitment other than the Permitted Encumbrances required by Sections 1.3 and 8.10 hereof will negatively affect its ownership or intended (present or future) use of the Purchased Assets.


    8.7 REGULATORY APPROVALS AND CONSENTS. There shall have been obtained all approvals required under any applicable federal or state laws or of any other applicable regulatory authority for the consummation of this transaction.


    8.8 NO MATERIAL CHANGES. There shall have been no material adverse change in the properties or assets to be purchased hereunder, since the execution of this Agreement, and the Sellers shall deliver at Closing a written certification thereof, said certification to be in substantially the form of EXHIBIT D attached hereto.


    8.9 TOWN APPROVAL. Seller shall have obtained and provided to Buyer such consents, approvals, and agreements as determined necessary by Buyer from the Town of Robersonville, North Carolina ("Town") to transfer the Purchased Assets to Buyer and to assure Buyer that no acceleration of the obligations due to Town will occur.


   8.10     TITLE COMMITMENT.  Subject to the procedures provided for in
Section 1.3, not less than five days prior to Closing Date Buyer shall have received a commitment for the issuance to Buyer as insured of an Owner's title insurance policy showing title to the Real Property to be free and clear of all liens and mortgages, except the Permitted Exceptions listed on SCHEDULE 1.1(a), or such other exceptions as are reasonably acceptable to Buyer's counsel insuring the title to the Real Property in the amount of the Purchase Price allocated thereto.


    8.11 CONTRACT RIGHTS. Sellers shall have provided to Buyer such consents and approvals as are necessary to convey to Buyer the Contract Rights.


    8.12 OPINION OF COUNSEL. Buyer shall have received from counsel for Sellers satisfactory to Buyer and its counsel, an opinion dated the Closing Date, in form and substance satisfactory to Buyer and its counsel, setting forth the matters in EXHIBIT E.


    In rendering their opinion, counsel for Sellers may rely on certificates of officers and directors of Owner and Buyer as to factual matters, and opinions of associate counsel approved by Buyer.


    8.13 ABSENCE OF LITIGATION. No action, suit, or proceeding before any court or any governmental body or authority, the effect of which would be to bar or set aside the transactions contemplated by this Agreement or to its consummation, shall have been instituted on or before the Closing Date.


    8.14 CONSENTS. All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement or otherwise pertaining to the matters covered by it, shall have been obtained by Sellers and delivered to Buyer.


    8.15 APPROVAL OF DOCUMENTS. The form and substance of all certificates, instruments, opinions, and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.


    8.16   OTHER AGREEMENTS.


           (a) RELEASE. Buyer shall receive a general release in the form of EXHIBIT F releasing Buyer from any claim of Sellers, including an rights of contribution or subrogation from and against Sellers other than claims pursuant to this Agreement, the Plan of Reorganization, and the other Real Estate Purchase Agreements, and all other agreements provided for in any of the foregoing agreements.

            (b) EXPIRATION OF WAITING PERIODS. Immediately prior to the Closing Date, all waiting periods required with respect to this Agreement and the transactions contemplated herein and in the Plan of Reorganization by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder shall have expired or all necessary approvals thereunder shall have been received.


            (c) SELLERS' LETTER. Buyer shall have received a letter from the individuals listed on SCHEDULE 8.16(c), in a form satisfactory to Buyer in complying with Article 14 of this Agreement.


     8.17 CERTIFICATE OF GOOD STANDING. Owner shall have provided to Buyer a Certificate of Good Standing issued by the Secretary of State of North Carolina.


     8.18 CORPORATION APPROVAL. The Board of Directors of Buyer at its June 28, 1994 meeting shall have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill the obligations of Buyer to be performed under this Agreement.


                                   ARTICLE 9
                                   ---------
                  CONDITIONS PRECEDENT TO SELLERS' PERFORMANCE
                  --------------------------------------------

     The obligations of Sellers to sell and transfer the Purchased Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions in this Article 9. Sellers may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Sellers of any of their other rights or remedies at law or in equity, if Rubbermaid shall be in material default of any of its representations, warranties, or covenants under this Agreement.


     9.1 BUYER'S WARRANTIES. All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement shall be true when made and on and as of the Closing as though such representations and warranties were made on and as of that date and Rubbermaid shall deliver at Closing written certification thereto.


     9.2 BUYER'S PERFORMANCE. Buyer shall have performed, satisfied, and complied with all covenants and agreements, satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing Date, and Rubbermaid shall have delivered at Closing written certification thereto.

    9.3 OPINION OF BUVER'S COUNSEL. Buyer shall have furnished Sellers with an opinion, dated the Closing Date, of counsel for Buyer, in form and substance satisfactory to Sellers and their counsel, to the effect that:


            (a) Rubbermaid is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, and Acquico is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and both have all requisite corporate power to perform their obligations under this Agreement;


            (b) All corporate proceedings required by law or by the provisions of this Agreement to be taken by Buyer on or before the Closing Date, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken;


            (c) Buyer has the corporate power and authority to acquire the Purchased Assets for the consideration set forth herein;


            (d) To the best knowledge of counsel, this Agreement does not violate or contravene any of the provisions of any charter, by-law, or resolution of Buyer or of any indenture, agreement, judgment, or order to which Buyer is a party or by which Buyer is bound;


            (e) Rubbermaid is authorized to have outstanding 420,000,000 shares consisting of: (i) 400,000,000 common shares, $1.00 par value, of which (a) 160,309,500 shares are issued and outstanding as of December 31, 1993; and, (b) 47,590 shares are treasury shares; and (ii) 20,000,000 shares are preferred stock without par value of which no shares are outstanding. All of the outstanding Rubbermaid Common Shares are, and the Rubbermaid Common Shares to be issued in connection with this transaction will be when issued, validly issued, fully paid, and nonassessable;


            (f) Acquico is authorized to have outstanding 1,000 common shares without par value, of which 1,000 common shares are issued and outstanding and owned of record by Rubbermaid. All of the outstanding Acquico common shares are validly issued, fully paid, and nonassessable;


            (g) The Agreement, when executed and delivered by Rubbermaid and Acquico, will be a valid and binding obligation of Rubbermaid and Acquico enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors' rights generally;


            (h) To the best knowledge of counsel after reasonable inquiry, the Agreement does not violate or contravene any of the provisions of Rubbermaid's Articles of Incorporation and Code of Regulations or the Certificate of Incorporation or By-Laws of Acquico or any resolution, indenture, agreement or judgment of Rubbermaid or Acquico to which each is a party or by which they are bound.


    In rendering their opinion, counsel for Buyer may rely on certificates of Buyer's officers or of governmental authorities and on opinions of associate counsel.


    9.4 CORPORATION APPROVAL. The Board of Directors of Buyer shall have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill the obligations of Buyer to be performed under this Agreement on or before the Closing Date.


    9.5 RELATED TRANSACTIONS. The consummation of the Plan of Reorganization entered into on the________ day of June, 1994, by and between Rubbermaid Incorporated, Acquico, Inc., Empire Brushes, Inc., National Brush Company, Jack Gantz Irrevocable Trust No. 2, Sarita Gantz Irrevocable Trust No. 3, Sarita Gantz Revocable Trust; the consummation of the Real Estate Purchase Agreements by and among Acquico and Rubbermaid, and Sellers as defined in the Plan of Reorganization.


    9.6 IMPEDIMENTS TO AGREEMENT. No action or proceeding against Buyer, Sellers, or the consummation of this Agreement shall have been instituted which renders it impossible for either party to consummate this Agreement.


    9.7 APPROVALS AND CONSENTS. There shall have been obtained all approvals required under any applicable federal or state laws or of any other applicable regulatory authority for the consummation of this transaction.


    9.8 APPROVAL OF DOCUMENTS. The form and substance of all certificates, instruments, opinions, and other documents delivered to Sellers under this Agreement shall be satisfactory in all reasonable respects to Sellers and their counsel.


    9.9 RELEASE. Sellers and the resigning directors and officers of Empire Group shall have received a general release in the form of EXHIBIT G from any claim of Empire Group, Rubbermaid or Acquico, including any rights of contribution or subrogation from or through Empire Group, other than claims of

Rubbermaid pursuant to this Agreement and the other Agreements provided for herein, and the Real Estate Purchase Agreements.


    9.10 EXPIRATION OF WAITING PERIODS. Immediately prior to the Closing Date, all waiting periods required with respect to this Agreement and the transactions contemplated herein and in the Plan of Reorganization by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder shall have expired or all necessary approvals thereunder shall have been received.


                                   ARTICLE 10
                                   ----------
                  DAMAGE TO PURCHASED ASSETS PRIOR TO CLOSING
                  -------------------------------------------

    Owner shall promptly advise Buyer of any damage or destruction to the Purchased Assets, whether by fire or other cause, occurring prior to the Closing Date. If such damage or destruction shall materially and adversely affect the business of the Empire Group and shall not have been repaired or reconstructed prior to the Closing Date in a good and workmanlike manner to the reasonable satisfaction of Buyer, Buyer may, at Buyer's option:


            (a) Receive the proceeds of any insurance payable in connection therewith not theretofore applied to repair and reconstruction plus a cash payment by Sellers of the deductible amount, if any, under the insurance policy or policies covering the property not theretofore applied to repair and reconstruction by Owner or Lessee and thereupon remain obligated to perform this Agreement without any adjustment of the Purchase Price; or


            (b) Terminate this Agreement; provided that Buyer shall give Sellers written notice of Buyer's election to terminate, and Sellers shall be entitled to an extension of up to 90 days to permit completion of the restoration and repair, in which event the Agreement shall not terminate, and the closing shall occur within 10 days after notice to Buyer of such completion.


Upon termination of this Agreement by Buyer pursuant to this Article 10, neither party shall thereafter be under any further liability to the other and Owner shall pay all costs of the title examination and title commitment and any escrow fee. Owner further agrees to execute such instruments as may be necessary to assign to Buyer any insurance policies presently in effect upon the property which Buyer elects to assume on the Closing Date.

                                   ARTICLE 11
                                   ----------
                                 BULK SALES LAW
                                 --------------

    BULK SALE. If this transaction is subject to the Bulk Sales Law of the State of North Carolina, the Sellers and Buyer shall comply therewith unless Buyer shall waive such compliance.



                                   ARTICLE 12
                                   ----------
                                    CLOSING
                                    -------

    12.1 CLOSING DATE. This transaction shall be completed by the deliveries to be made by Buyer and Sellers in accordance with this Agreement (the "Closing") at the offices of Milbank, Tweed, Hadley & McCloy, One Chase Manhattan Plaza, New York, NY 10005-1413, at 10:00 a.m. on or before the 3Oth day of June, 1994, or at such other time and place as the parties may agree to in writing (the "Closing Date").


   12.2 DELIVERIES BY SELLERS. At or prior to Closing, Sellers shall deliver the following documents to Buyer, all duly and properly executed:


            (a) A good and sufficient Conveyance and Assignment and Bill of Sale in the form attached as EXHIBIT H, shall be in the form and substance reasonably satisfactory to Buyer, conveying, selling, transferring and assigning to Buyer title to the Real Estate Leases and Operating Information, free and clear of all security interests, liens, charges, encumbrances or equities whatsoever, except the Permitted Encumbrances and those matters approved in writing by Buyer prior to the Closing Date;


            (b) A good and sufficient special warranty deed in form and substance as set out on EXHIBIT A hereto reasonably satisfactory to Buyer conveying the Real Property, subject to Permitted Encumbrances and other matters approved in writing by Buyer. Owner agrees to provide the special warranty deed in advance of Closing to a title company, or agent thereof, in order that the closing of the acquisition of the Real Property and the recording of the deed can be coordinated with the other acquisitions described in Section 8.1 hereof. The special warranty deed held by the title company, or agent thereof, shall be held in escrow and shall not be recorded until instructed to do so by counsel for Sellers;


            (c) Such other separate instruments of sale, assignment or transfer that Buyer may reasonably request in order to perfect, confirm or evidence title in Buyer to all or any part of the Purchased Assets, subject to the Permitted Encumbrances and other matters approved in writing by Buyer;


            (d) A closing statement reasonably agreed to by Buyer which reflects the adjustments to the Purchase Price as called for herein, and the costs to be borne by each party pursuant to this Agreement;


            (e)  The affidavit on foreign person status as required by
    Section 4.17;


            (f)  The certifications required by Sections 8.5 and 8.8;


            (g)  Any approvals and consents required by Sections 8.4, 8.7,
    8.9 and 8.14;


            (h)  The opinion of Sellers' counsel as required by Section 8.12;


            (i)  Letters as required by Section 8.16(c);


            (j)  Certificate of Good Standing as required by Section 8.17.


    12.3 DELIVERIES BY BUYER. On or prior to the Closing Date, Buyer shall deliver the following to Sellers or Escrow Agent, all duly and properly executed:


            (a)  To Sellers, the opinion of Buyer's counsel as required by
    Section 9.3;


            (b) To Sellers and Escrow Agent, subject to the requirements and limitations contained in Article 14, Buyer shall deliver the shares calculated pursuant to Sections 2.3 and 13.1 respectively;


            (c) To Sellers, a closing statement reasonably agreed to by Sellers which reflects adjustments to the Purchase Price as called for herein, and the costs to be borne by each party pursuant to this Agreement;


            (d) Any other items requested by the title company or provided for herein.

                                   ARTICLE 13
                                   ----------
                                     ESCROW
                                     ------

     13.1 PAYMENT TO ESCROW AGENT. Upon closing of this Agreement, Buyer shall deliver 5 percent of the total Shares to be delivered hereunder to Chemical Bank, New York, New York, as Escrow Agent, to be held, administered, set off and disbursed pursuant to the terms and conditions of the Master Escrow Agreement attached to the Plan of Reorganization and made a part hereof.


     13.2 SETOFF NOT LIMITATION OF LIABILITY. The setoff against Shares in escrow or the delivery to Sellers of any Shares remaining in the escrow account as called for in the Master Escrow Agreement shall in no way relieve Sellers from any liability or obligations imposed pursuant to this Agreement including any right of indemnification, but the aggregate liability or obligation of Sellers under this Agreement, the other Real Estate Purchase Agreements, and the Plan of Reorganization shall be subject to the limitation thereon set forth in Sections 13.7 and 14.1(d), (e), (f), (g), and (h) of the Plan of Reorganization.


                                   ARTICLE 14
                                   ----------
                     SELLERS' AGREEMENT RELATING TO SHARES
                     -------------------------------------
     AND COMPLIANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933
     ------------------------------------------------------------------

     In order to induce Buyer to cause its Rubbermaid Common Shares to be distributed to Owner as provided in this Agreement, Seller, which includes each individual defined as a Seller in this Agreement, jointly and severally, make the following additional representations, warranties, and agreements:


     14.1 EVALUATION OF INVESTMENT. Sellers have sufficient knowledge and experience in business and financial matters and are capable of evaluating an investment in Rubbermaid Common Shares; and in addition thereto, have retained Tanner & Co., who Sellers represent is a qualified investment banker, to aid them in evaluating the merits of this transaction.


     14.2 OWN ACCOUNT. Subject to Section 16.4 of this Agreement, Sellers are acquiring the Shares as a result of this transaction for their own account for investment purposes and without a view to the distribution thereof.


     14.3 RECEIPT OF INFORMATION. Sellers have been furnished with copies of Rubbermaid's (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1993, 1992, 1991, and 1990, (ii) Quarterly Report on Form 10-Q for the quarters ended March 31, 1993 and 1994, June 30, 1993, and
September 30, 1993, and (iii) Proxy Statements relating to its Annual Meetings of Shareholders held in 1994, 1993, 1992, and 1991. Sellers have had the opportunity to ask questions of, and receive answers from, officers and employees of Buyer concerning this Agreement, the Agreement and Plan of Reorganization, and Buyer's business and financial condition. In reliance on the foregoing, Sellers have had the opportunity to form their own independent judgment with respect to Buyer's business and financial condition.


     14.4 RETENTION AND DISPOSITION OF SHARES. Sellers acknowledge that the Shares received by them as a result of this transaction will be "restricted securities." Accordingly, Sellers agree that they are subject to certain restrictions in connection with any attempt by them to offer to sell, sell, transfer or otherwise dispose of the Shares received by them as a result of this transaction and therefore covenant with Buyer as follows:


     On or prior to the Closing Date, the Sellers will furnish to Buyer letters in the form and substance of EXHIBIT I attached hereto and made a part hereof, whereby Sellers agree with Buyer that:


            (a) Sellers shall not offer to sell, sell, transfer or otherwise dispose of any of the Shares received by them as a result of this transaction, except in accordance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and the legend contained on the Shares as set forth in subparagraph (b) below.


            (b) Sellers hereby consent to Buyer's issuance of stop transfer instructions to the Transfer Agent for the Shares, with respect to the Shares received by them as a result of this transaction and covered by the letter agreement. Such stop transfer instructions shall apply to the Shares issued to Sellers and shall be for the period set out in Section 14.4(a) above. Sellers agree with the placement of the following legend on the certificates representing such Shares, or any substitutions therefor:


           SHARES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT THEN IN EFFECT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNLESS RUBBERMAID INCORPORATED ("RUBBERMAID") SHALL HAVE RECEIVED A LEGAL OPINION, IN FORM AND SUBSTANCE SATISFACTORY TO RUBBERMAID, OF COUNSEL SATISFACTORY TO RUBBERMAID, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE LEGALLY EFFECTED WITHOUT REGISTRATION UNDER THE

                  SECURITIES ACT AND THE RULES AND REGULATIONS
                  THEREUNDER.


     14.5   INFORMATION USED IN PROSPECTUS.


            (a) All information previously or hereafter furnished to Buyer by Sellers for use in the preparation of the Registration Statement (and the related prospectus), and all amendments and supplements thereto, is and will be at the effective date of the Registration Statement or as of the date of any amendment or supplement, as the case may be, true, correct and complete in all material respects, and will include all material facts required to be stated therein or necessary to make the statements therein not misleading. Sellers covenant to deliver or cause to be delivered a copy of the then current prospectus covering the registered Shares to each person to whom any of such shares are offered for sale.


            (b) All information furnished by Rubbermaid for use in the preparation of the Registration Statement (and the related prospectus), and all amendments and supplements thereto, is and will be at the effective date of the Registration Statement or as of the date of any amendment or supplement, as the case may be, true, correct and complete in all material respects, and will include all material facts required to be stated therein or necessary to make the statements therein not misleading.



                                   ARTICLE 15
                                   ----------
                       SELLERS' OBLIGATIONS AFTER CLOSING
                       ----------------------------------

     Sellers covenant that from and after the Date of Closing:


   15.1 SELLERS' INDEMNITY: Sellers shall indemnify, defend, and hold harmless Buyer against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees (net after-tax when applicable), that it shall incur or suffer, which arise, result from, or relate to:


            (a) Any material breach of, or failure by Sellers to perform, any of their representations, Warranties, covenants, or agreements other than representations and warranties as to the status of title to the real estate in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Sellers under this Agreement;


            (b) The transfer of Purchased Assets or Buyer's ownership of the Purchased Assets to the extent that the event giving rise to such claim accrued or occurred prior to the Closing;


            (c) Subject to the provisions of Article XIV in the Agreement and Plan of Reorganization, Sellers' indemnification contained in subparagraphs (a) and (b) shall expire on the first anniversary of the Closing Date. The indemnification period for items of tax liability discovered by Buyer pursuant to its due diligence prior to Closing as to which written notice is given to Sellers within one (1) year after Closing may be extended beyond one (1) year for specified time frames as to such specific items.


            (d) The indemnity provided for herein shall be limited as provided herein and in Sections 13.7 and 14.1(d), (e), (f), (g), and (h) of the Plan of Reorganization.


   15.2 NOTIFICATION BY BUYER. Buyer shall promptly notify Sellers of the existence of any claim, demand, or other matter to which Sellers' indemnification obligations would apply, and shall give them a reasonable opportunity to defend the same at their own expense and with counsel of their own selection; provided, that Buyer shall at all times also have the right to fully participate in the defense at its own expense. If Sellers shall, within a reasonable time after this notice, fail to defend, Buyer shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), subject to Sellers' consent which shall not be unreasonably withheld, the claim or other matter on behalf, for the account, and at the risk, of Sellers. If the claim is one that cannot by its nature be defended solely by Sellers (including, without limitation, any federal or state tax proceeding), then Buyer shall make available all information and assistance that Sellers may reasonably request.


   15.3 FURTHER ASSURANCES. Upon the reasonable request of either party, the other party will from time to time after the Closing, without charge, execute, acknowledge and deliver or cause to be delivered any and all such further assignments, transfers, conveyances, or other instruments as may be reasonably required in conformity with this Agreement for purposes of completing any of the transactions hereunder.

     15.4 LIMITATION ON OFFERING. If, in connection with any underwritten primary or secondary offering of Rubbermaid Common Shares, the underwriters request that Sellers agree not to sell the Shares other than as a part of such offering, Sellers shall enter into such agreement for a period not to exceed 90 days from the announcement of such offering. Any expenses of Sellers in connection with this provision shall be borne by Buyer.


     15.5 RESTRICTIONS ON SHARES. The Sellers shall be obligated by the provisions of Article 14.


                                   ARTICLE 16
                                   ----------
                       BUYER'S OBLIGATIONS AFTER CLOSING
                       ---------------------------------

     Buyer covenants that from and after the Date of Closing:


     16.1 BUYER'S INDEMNITY. Buyer agrees to indemnify, defend and hold harmless Sellers against, and in respect of, any and all claims, losses, expenses, costs, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees (net after-tax when applicable) it may incur or suffer by reason of or which are from or relate to Buyer's breach of or failure to perform any of its warranties, commitments, or covenants in this Agreement or by reason of any act or omission of Buyer or after the Closing, Empire Group or any of their successors or assigns after the Closing Date that constitutes a breach or default under any loan agreement, contract, order, or other agreement to which it is a party or by which it is bound at the Closing Date.


     16.2 ACCESS TO BUSINESS INFORMATION. Buyer agrees to provide Owner with reasonable access to the business information of Owner transferred to Buyer, to the extent necessary to permit Owner to prepare its tax returns.


     16.3   RESERVED.


     16.4 REGISTRATION OF SHARES. Within 30 days of the Closing Date, Rubbermaid shall prepare and file with the SEC the Registration Statement pursuant to the Securities Act of 1933 as amended and the rules and regulations thereunder in respect of the Shares received by Sellers as a result of the Reorganization. Rubbermaid shall use all reasonable efforts to cause such Registration Statement to become effective and will advise Sellers when it has become effective. In order to permit Sellers an opportunity to resell the Shares received by them as a result of this transaction, Rubbermaid shall also use all reasonable efforts to maintain the effectiveness of the Registration Statement for a period of two years plus any period as to which

Shareholders agree not to sell Shares pursuant to Section 14.7 of the Plan of Reorganization or the earlier sale of all of the Shares covered thereby.


     16.5 EXCHANGE LISTING. Rubbermaid covenants with Sellers that it shall use all reasonable efforts to obtain approval for listing on the New York Stock Exchange of the Rubbermaid Common Shares covered by the Registration Statement prior to the effective date thereof.


     16.6 COSTS OF REGISTRATION. Rubbermaid shall pay or cause to be paid all of its costs and expenses in connection with effecting and maintaining the registration evidenced by the Registration Statement, including all printing costs and SEC filing fees, legal fees, accounting fees, Blue Sky costs, and the New York Stock Exchange listing. Shareholder shall bear all costs and expenses associated with the offer and sale of the registered Shares, including any brokerage commissions, Transfer Agent fees and transfer taxes.



                                   ARTICLE 17
                                   ----------
                      BROKERS AND EXPENSE OF TRANSACTION
                      ----------------------------------

  17.1 NO COMMISSION. Except as listed on SCHEDULE 17.1, the parties agree that this Agreement was not induced or procured through any person, firm or corporation acting as a broker or finder. Buyer and Sellers agree to hold each other harmless from any loss, damage or expense resulting from any claim by any person, firm or corporation based upon any such person, firm or corporation having acted as a broker or finder for or in connection with this transaction on behalf of Buyer on the one hand, or on behalf of Sellers on the other.


  17.2 EXPENSES. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement, except as set forth in Section 17.2 of the Plan of Reorganization.



                                   ARTICLE 18
                                   ----------
                               FORM OF AGREEMENT
                               -----------------

  18.1 HEADINGS. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

  18.2 MODIFICATION AND WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.


  18.3 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


  18.4 NO OTHER REPRESENTATIONS OR WARRANTIES. Neither party makes any representations or warranties, and neither party relies on any representations or warranties, other than those expressly set forth in this Agreement or in instruments executed and delivered pursuant to this Agreement.


  18.5 NO RECORDING. Neither this Agreement nor any Memorandum or affidavit thereof shall be recorded.



                                   ARTICLE 19
                                   ----------
                                    PARTIES
                                    -------

  19.1 RIGHTS OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons or entities other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.


  19.2 ASSIGNMENT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.


  19.3      RESERVED.

  19.4      GUARANTEE.

            (a) Joseph M. Gantz, Elaine Gantz Berman, and Sarita Gantz join in the execution of this Agreement for the purpose of guaranteeing the performance of Sellers hereunder.


            (b) Joseph M. Gantz, Elaine Gantz Berman, and Sarita Gantz jointly and severally guarantee the performance of Sellers under this Agreement and the representations, warranties, covenants, undertakings, and agreements contained therein, subject however to the overall limitation of liability contained in Section 15.1.



                                   ARTICLE 20
                                   ----------
                                    REMEDIES
                                    --------


  20.1 JURISDICTION. The parties hereby irrevocably consent to the jurisdiction of the United States Federal District Court for the District in which the Purchased Assets are located.


  20.2 COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.


  20.3 TERMINATION. Either party may on the Closing Date terminate this Agreement, without liability to the other, in the following events:


            (a) If any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful this transaction, or if any agency of the federal or of any state government shall have given written notice at or before the Closing Date that an action or proceeding would be brought to revoke this acquisition or any other action required by or in connection with this Agreement; or


            (b)   By mutual consent of the parties;

            (c) If there has been a material misrepresentation or breach of warranty as that term is defined in the Agreement and Plan of Reorganization in Section 9.24 on the part of the other party of the representations and warranties set forth herein; or


            (d) Subject to Section 9.24 of the Plan of Reorganization, if the Plan of Reorganization does not close pursuant to the terms thereof or is otherwise terminated.


  20.4 TERMINATION ON DEFAULT. If either Buyer or Seller materially default in the due and timely performance of any of its or their warranties, covenants, or agreements under this Agreement as defined above, the nondefaulting party or parties may on the Closing Date, subject to Section
9.24 of the Agreement and Plan of Reorganization, give notice of termination of this Agreement, in the manner provided in paragraph 21.2. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective at 12:00 midnight of the Closing Date or any extension thereof, unless the specific default or defaults have been cured on or before this effective time for termination.


  20.5 TERMINATION BY BUYER. Buyer on the Closing Date may terminate this Agreement, without liability to Sellers, if any of the conditions precedent to Buyer's obligation to close as contained in Article VIII of this Agreement have not been satisfied or waived.


  20.6 TERMINATION BY SELLERS. Sellers on the Closing Date may terminate this Agreement, without liability to Buyer, if any of the conditions precedent to Sellers' obligation to close as contained in Article IX of this Agreement have not been satisfied or waived.


  20.7 OPPORTUNITY TO CURE. Notwithstanding anything to the contrary contained herein, neither party shall exercise a right of termination unless written notice of the intention to so terminate and the basis therefor, in detail, shall have been given to the other party and the other party shall have failed to cure the default or matter which is the basis for such election within thirty (30) days after such notice.



                                   ARTICLE 21
                                   ----------
    NATURE AND SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS AND NOTICE
    -----------------------------------------------------------------

  21.1 EFFECT OF CLOSING. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing for a one-year period of time except as otherwise limited in this Agreement.


  21.2 NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed as follows:


     To Buyer:


            Rubbermaid Incorporated
            1147 Akron Road
            Wooster, OH 44691

            Attention:  Corporate Secretary


     With a copy to:


            Lincoln Oviatt
            Critchfield, Critchfield & Johnston
            225 North Market Street
            Wooster, OH 44691


     To Sellers:


            Joseph M. Gantz
            146 Longmeadow Road
            Greenville, NC 27858


     With a copy to:


            Martin Blackman
            Milbank, Tweed, Hadley & McCloy
            1 Chase Manhattan Plaza
            New York, NY 10005-1413


     Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

                                   ARTICLE 22
                                   ----------
                      FAIR INTERPRETATION AND SEVERABILITY
                      ------------------------------------

   22.1 FAIR INTERPRETATION. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against either party.


   22.2 SEVERABILITy. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.


                                   ARTICLE 23
                                   ----------
                                 GOVERNING LAW
                                 -------------

  This Agreement shall be construed in accordance with, and governed by, the law of the state where the Purchased Assets are located.


  IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.


Signed and Acknowledged in
  the Presence of:                                         ("Buyer")


       Not Decipherable
____________________________      I.    RUBBERMAID INCORPORATED

                                        Not Decipherable
       Not Decipherable           BY:   ----------------------------
____________________________


       Not Decipherable           II.  ACQUICO, INC.
____________________________
       Not Decipherable           By:  Not Decipherable
____________________________           -----------------------------

                                                                       ("Owner")


       Not Decipherable           III. EJG REALTY, L.L.C.
- ------------------------------         A North Carolina Limited Liability
       Not Decipherable                  Company
- ------------------------------


                                       By: /S/ JOSEPH M. GANTZ
                                           -----------------------------
                                           Joseph M. Gantz, Manager


                                                           ("Members")


- ------------------------------    IV.      /s/ Elaine Gantz Berman
                                       ------------------------------
                                           Elaine Gantz Berman
- ------------------------------
- ------------------------------             /s/ Joseph M. Gantz
       Not Decipherable           V.   -------------------------------
- ------------------------------                 Joseph M. Gantz
       Not Decipherable
- ------------------------------

STATE OF NEW YORK :

                  : SS.

COUNTY OF NEW YORK:

    Before me, a Notary Public, in and for said State, personally appeared she above named RUBBERWAID INCORPORATED, by Martin Degnan, its Vice President, Who acknowledged that he did sign the foregoing instrument, and that the same is the free act and deed of said Corporation and the free act and deed of him personally and as such officer.


    In TESTIMONY  WHEREOF, I have hereunto set my hand and official seal at ______________________, ________________,  this 15th day of June, 1994.

                                            /S/ Guy G. Locksmith
                                            ---------------------------------
                                                         Notary Public

STATE OF NEW YORK :

                  : SS.

COUNTY OF NEW YORK:

    Before me, a Notary Public, in and for said State, personally appeared the above named ACQUICO, INC., by Donald G. Rubright, its Vice President, who acknowledged that he did sign the foregoing instrument, and that the same is the free act and deed of said Corporation and the free act and deed of him personally and as such officer.


    In TESTIMONY  WHEREOF, I have hereunto set my hand and official seal at _____________,______________, this 15th day of June, 1994.

                                             /s/ Guy G. Locksmith
                                             --------------------------
                                                Notary Public

STATE OF________ :

                 : SS.

COUNTY OF_______ :


     Before me, a Notary Public, in and for said State, personally appeared the above named ACQUICO, INC., by ______________, its _______________, who
acknowledged that he did sign the foregoing instrument, and that the same is the free act and deed of said Corporation and the free act and deed of him personally and as such officer.


     In TESTIMONY WHEREOF, I have hereunto set my hand and official seal at

______________________, ______________, this____ day of____________, 1994



                                                 -----------------------
                                                     Notary Public



STATE OF NEW YORK :

                  : SS.

COUNTY OF NEW YORK:


     Before me, a Notary Public, in and for said State, personally appeared the above named EJG REALTY, L.L.C., a North Carolina Limited Liability Company, by Joseph M. Gantz, Manager, who acknowledged that he did sign the foregoing instrument, and that the same is the free act and deed of said Company and the free act and deed of him personally and as such Manager.


     In TESTIMONY WHEREOF, I have hereunto set my hand and official seal at

____________________, _________________, this 15th day of June, 1994.


                                           /s/ Guy G. Locksmith
                                           --------------------------------
                                                 Notary Public

STATE OF NEW YORK :

                  : SS.

COUNTY OF NEW YORK:


     Before me, a Notary Public, in and for said State, personally appeared the above named JOSEPH M. GANTZ, who acknowledged that he did sign the foregoing instrument, and that the same is his free act and deed.


     In TESTIMONY WHEREOF, I have hereunto set my hand and official seal at

__________________, _______________, this 15th day of June, 1994.


/s/ Guy G. Locksmith
- ---------------------------
                                                            Notary Public


STATE OF_________ :

                  :  SS.

COUNTY OF________ :


     Before me, a Notary Public, in and for said State, personally appeared the above named ELAINE GANTZ BERMAN, who acknowledged that she did sign the foregoing instrument, and that the same is her free act and deed.


     In TESTIMONY WHEREOF, I have hereunto set my hand and official seal at

____________________, _______________, this _____ day of ________________,
1994.


- -------------------------------


                                                            Notary Public